Exhibit 16.1

July 15, 2020

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Digital Media Solutions, Inc. statements (formally known as Leo Holdings Corp.) included under Item 4.01 of its Form 8-K dated July 15, 2020. We agree with the statements concerning our Firm under Item 4.01, in which we were informed of our dismissal on July 15, 2020. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ WithumSmith+Brown, PC

New York, New York